Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Bright Green Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	(1)	-	(1)_	$8,220,339.00	0.0000927		$762.02
Fees Previously Paid

Total Offering Amounts						$8,220,339.00	0.0000927		$762.02
Total Fees Previously Paid								$
Total Fee Offsets									$0.00
Net Fee Due									$762.02

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the common stock the registrant registers, which will be calculated from its audited balance sheet as of December 31, 2021. Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).